EXHIBIT 11


                              ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES

                                 COMPUTATION OF INCOME PER COMMON SHARE
                                   ($ in millions, except share data)


                                                Years Ended December 31,
                                         1996            1995            1994
Income before extraordinary item  $      136.6    $      129.8    $      113.9

Extraordinary item, net                      -           (11.4)              -

Net income                        $      136.6    $      118.4    $      113.9

Calculation of average number of shares outstanding (1):
Primary:
Weighted average number of common
 shares outstanding                 61,417,769      62,608,274      63,895,566

Effect of shares issuable under
 stock options                         459,499         276,847         193,043
                                    61,877,268      62,885,121      64,088,609

Fully diluted:
Weighted average number of common
 shares outstanding                 61,417,769      62,608,274      63,895,566

Effect of shares issuable under
 stock options                         514,271         302,043         193,043
                                    61,932,040      62,910,317      64,088,609

Income per common share:
Primary:
Before extraordinary item         $       2.21    $       2.06    $       1.78

Extraordinary item, net                      -           (0.18)              -

Net income                        $       2.21    $       1.88    $       1.78

Fully diluted:
Before extraordinary item         $       2.21    $       2.06    $       1.78

Extraordinary item, net                      -           (0.18)              -

Net income                        $       2.21    $       1.88    $       1.78

(1) Shares restated to reflect the 3-for-2 stock split declared in January 1996 as if it too earliest period shown.
(2) Such items are included in primary calculation. Additional shares represent difference b price of Common Stock for the period and the end of period price.



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